Exhibit 99.2

                             TERMINATION OF AGENT

                                      OF

     SUISSE ALLIANCE SA / AG / CORP aka SUISSE ALLIANCE including entities in which a legal and or equitable interest is held / owned:

     WHEREAS, MARC DUCHESNE was elected as an agent of SUISSE ALLIANCE, ("Inv Bank"); and

     WHEREAS, Inv Bank wishes to terminate agent appointment and MARC DUCHESNE desires to resign as agent of the Inv Bank for personal reasons.

     NOW, THEREFORE, BE IT KNOWN that on the 12th day of September, 2002, MARC DUCHESNE tended his resignation as an agent of the Inv Bank and from the office of One Riverway, Suite 1700, Houston, TX 77056 and Head Office of Bahnhofstrasse 71/3F, Zurich CH-8001 Switzerland, effective as of the 12th day of September, 2002.

     As final compensation and settlement for any and all monies owed by Inv Bank, Inv Bank does hereby sell assets described in CONTRACT FOR THE SALE AND PURCHASE OF STOCK attached hereto.


                              /s/ Marc Duchesne
                              ------------------------------------------
                              Signature, as individual MARC DUCHESNE



Accepted on this the 12th day of September, 2002 by the Board of Directors of Suisse Alliance.


                              /s/ Carl Von Wasserman
                              -------------------------
                              Director